CERTIFICATE OF DETERMINATION
                           OF PREFERENCES OF
               7.04% REDEEMABLE FIRST PREFERRED STOCK OF
                   PACIFIC GAS AND ELECTRIC COMPANY


RICHARD A. CLARKE and KENT M. HARVEY certify that:

     1.    They are the Chairman of the Board and Chief Executive
           Officer, and Corporate Secretary, respectively, of Pacific Gas and Electric Company, a California corporation.

     2. The number of shares constituting the series of the 7.04% Redeemable First Preferred Stock is 3,000,000, none of which has been issued.

     3. The Board of Directors has duly adopted the following resolution:

                BE IT FURTHER RESOLVED by the Board of Directors of PACIFIC GAS AND ELECTRIC COMPANY that 3,000,000 shares of this corporation's unissued First Preferred Stock, $25 par value, shall constitute a series designated "7.04% Redeemable First Preferred Stock" (hereinafter referred to as the "7.04% Series"); and

                BE IT FURTHER RESOLVED that the terms of the 7.04% Series are hereby fixed as follows:

           (a)  The holders of shares of the 7.04%
           Series shall be entitled to receive, when and as declared by the Board of Directors, dividends at the rate of 7.04 percent of par value thereof per annum, and no more. Such dividends shall be cumulative with respect to each share from the date of issuance thereof.

           (b) No dividend shall be declared or paid on any shares of the 7.04% Series or on any shares of any other series or class of preferred stock unless a ratable dividend on the 7.04% Series and such other series or class of preferred stock, in proportion to the full preferential amounts to which each series or class is entitled, is declared and is paid or set apart for payment. As used herein, the term "preferred stock" shall mean all series of the first preferred stock, $25 par value per share, and first preferred stock, $100 par value per share, and any other class of stock ranking equally with the preferred stock as to preference in dividends and liquidation rights, notwithstanding that shares of such series and classes may differ as to amounts of dividends or liquidation payments to which they are entitled.

           (c)  No junior shares or shares of preferred
           stock shall be purchased, redeemed, or
           otherwise acquired by the corporation, and no moneys shall be paid to or set aside or made available for a sinking fund for the purchase or redemption of junior shares or shares of preferred stock, unless full cumulative dividends upon all series and classes of preferred stock then outstanding to the end of the dividend period next preceding the date fixed for such redemption (and for the current dividend period if the date fixed for such redemption is a dividend payment date) shall have been declared and shall have been paid or set aside for payment. As used herein, the term "junior shares" shall mean common shares or any other shares ranking junior to the preferred stock either as to dividends or upon liquidation, dissolution, or winding up.

           (d) The shares of the 7.04% Series shall not be subject to redemption by this corporation prior to January 31, 2003. On and after January 31, 2003, the redemption price shall be as follows:

           If redeemed during the 12 months' period beginning January 31,

           2003       $25.88          2008       $25.44
           2004       $25.79          2009       $25.35
           2005       $25.70          2010       $25.26
           2006       $25.62          2011       $25.18
           2007       $25.53          2012       $25.09

           and at $25.00 per share on and after January
           31, 2013, together in each case with an
           amount equal to all accumulated and unpaid dividends thereon to and including the date of redemption. For the purpose of redeeming any shares of the 7.04% Series, payment of the redemption price shall be out of any funds of the corporation legally available therefor remaining after: (i) full cumulative dividends upon all series and classes of preferred stock then outstanding to the end of the dividend period next preceding the date fixed for such redemption (and for the current dividend period if the date fixed for such redemption is a dividend payment date) shall have been declared and shall have been paid or set apart for payment, and (ii) all money shall have been paid to or set aside or made available for any sinking fund for the purchase or redemption of all series of and classes of preferred stock as may be required by the terms of such preferred stock.

           (e)  Any shares of the 7.04% Series which
           have been redeemed, purchased, or otherwise acquired by the corporation shall become authorized and unissued shares of the First
           Preferred Stock, $25 par value, but shall not be reissued as shares of the 7.04% Series.

           (f)  Upon liquidation, dissolution, or
           winding up of the corporation, the holders of shares of the 7.04% Series shall be entitled to receive the liquidation value per share, which is hereby fixed at $25.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon at such time, whether or not earned or declared.

           (g)  Dividends shall be computed on a basis
           of a 360-day year of twelve 30-day months.

           (h)  If the date for payment of any dividend
           or the date fixed for redemption of any share of the 7.04% Series shall not be a business day, then payment of the dividend or applicable redemption price need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the date for payment of such dividend or date fixed for redemption.

           We further declare under penalty of perjury under the laws of the State of California that we have read the foregoing certificate and know the contents thereof and that the same is true and correct of our own knowledge.

Date:      March 17, 1993


                                 RICHARD A. CLARKE
                                 ------------------------------
                                 RICHARD A. CLARKE
                                 Chairman of the Board and
                                 Chief Executive Officer


                                 KENT M. HARVEY
                                 ------------------------------
                                 KENT M. HARVEY
                                 Corporate Secretary